EXHIBIT 99.1

Teva Innovative Portfolio and Consistent Execution of Pivot to Growth Strategy Deliver Third Consecutive Year of Growth; Pipeline Positioned to Unlock Significant Value Potential

  Teva delivers 3 consecutive years of growth - 2025 revenues of $17.3 billion, an increase of 4% year-over-year (YoY) in U.S. dollars, or 3% in local currency (LC) terms, compared to 2024. Excluding Japan BV, revenues increased 5% YoY in LC.
  Key Innovative brands continued to drive growth and provide value for patients, with 2025 revenues surpassing $3 billion, +35% YoY in LC:
    AUSTEDO® global revenues of $2.26 billion, growing 34% YoY in LC.
  AJOVY® global revenues of $673 million, up 30% YoY in LC.
  UZEDY® revenues of $191 million, up 63% YoY in LC; underscoring Teva's commitment to drive new advances in neuroscience:
    Fastest growing long-acting injectable (LAI)1
    FDA expanded indication approval for Bipolar 1 Disorder.
  Q4 2025 marks the first quarter in which these key brands collectively delivered ~$1 billion of revenues.
  Generics portfolio stable:
    Increased by 2% in the U.S., decreased by 2% in Europe and decreased by 2% in International Markets, all in LC terms compared to 2024. Excluding Japan BV, revenues increased by 1% in International Markets in LC, compared to 2024.
  Biosimilars pipeline and portfolio fueling growth: – with the second-largest portfolio and most biosimilars launched across the industry since 2020.2
  Innovative late-stage pipeline continued to drive transformation:
    4 innovative product submissions targeted over the next 5 years.
    Up to $500 million in funding secured via Teva’s agreement with Royalty Pharma to fund the development of anti-IL-15 (TEV-’408) for vitiligo indication.
    duvakitug (anti-TL1A) Phase 3 initiated for ulcerative colitis and Crohn's disease.
    Preparing for olanzapine LAI U.S. launch, subject to regulatory approval; New Drug Application (NDA) submitted to FDA in December 2025.
    FDA fast track designations for emrusolmin for Multiple System Atrophy and anti-IL-15 for Celiac disease.
  Transforming and modernizing our business through Teva Transformation programs – combined with innovative product growth, expected to achieve 30% non-GAAP operating income margin by 2027. On track to deliver ~$700 million of net savings by 2027; In 2025, achieved $70 million savings and expect to realize two-thirds of the targeted savings by 2026.

Q4 and FY 2025 Highlights:

	Q4 2025	FY 2025
Revenues	$4.7 billion	$17.3 billion
GAAP diluted earnings per share	$0.41	$1.21
Non-GAAP diluted EPS	$0.96	$2.93
Cash flow generated from operating activities	$1,158 million	$1,649 million
Free cash flow	$1,298 million	$2,396 million

2026 Business Outlook:

  Revenues of $16.4 - $16.8 billion
  Non-GAAP operating income of $4.55 - $4.8 billion
  Adjusted EBITDA of $5.0 - $5.3 billion
  Non-GAAP diluted EPS of $2.57 - $2.77
  Free cash flow of $2.0 - $2.4 billion

TEL AVIV, Israel, Jan. 28, 2026 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2025.

Mr. Richard Francis, Teva's President and CEO, said: “In 2025, our Pivot to Growth strategy drove Teva's third year of consecutive growth, solidifying our transformation into a leading biopharmaceutical company. Our key innovative brands led our growth, reaching $1 billion in revenues in the fourth quarter of 2025 for the first time, and becoming a true engine of sustainable growth.

Throughout the year, our teams executed with discipline across the business, driving momentum in innovative medicines, scaling our global generics and biosimilars portfolio, and further optimizing our operations and capital allocation. We also continue to make progress on our deleveraging, in line with our 2027 targets.”

Mr. Francis continued: “Looking ahead, 2026 will be a milestone-rich year with multiple late-stage pipeline readouts across immunology and neurology; the anticipated FDA approval of olanzapine LAI, and important data expected for duvakitug, our anti-TL1A, and for our anti-IL-15 programs. Together, these pipeline assets represent a potential of over $10 billion, reinforcing our confidence in Teva’s ability to deliver durable, innovation-driven growth, creating real value for patients and shareholders alike."

Pivot to Growth Strategy

In 2025, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, which we announced in May 2023.

  Delivering on our growth engines - We continued to showcase strong performance of our key innovative brands, mainly AUSTEDO, AJOVY, and UZEDY collectively, +35% YoY in revenues for 2025. During 2025, the FDA approved an expansion of AJOVY's indication, to include its use as an anti-CGRP preventive treatment for pediatric episodic migraine, as well as an expansion of UZEDY as treatment for adults living with Bipolar 1 Disorder.
  Stepping up innovation - We continued to accelerate the development of certain key pipeline assets. Teva submitted a New Drug Application for olanzapine LAI to the FDA in December 2025, and during the year we received FDA fast track designations for both emrusolmin in MSA and our IL-15 (TEV-‘408) for Celiac Disease. Phase 3 programs for duvakitug (anti-TL1A) in ulcerative colitis and Crohn's disease were initiated, and Teva is working with its partner Sanofi on targeting additional indications. By the end of 2025, we achieved the targeted initial enrollment for adult and pediatric populations for DARI’s (Dual-action Asthma Rescue Inhaler) Phase 3 trial. In January 2026, we announced a funding agreement to accelerate the development of anti-IL-15 (TEV-‘408) for vitiligo with Royalty Pharma.
  Sustaining our generics powerhouse - We continued to optimize our generics business and build a strong pipeline of biosimilars; For biosimilars, we launched SELARSDITM (ustekinumab-aekn) the biosimilar to Stelara® and EPYSQLI®(eculizumab-aagh) the biosimilar to Soliris®, and also received EMA approvals for PONLIMSI® (denosumab) the biosimilar to Prolia® and DEGEVMA® (denosumab) the biosimilar to Xgeva®.
  Focusing our business - We are actively transforming and modernizing our business through Teva Transformation programs. On May 7, 2025, we announced that these programs are expected to generate ~$700 million of net savings through 2027. In 2025, we achieved $70 million in savings and expect to realize two-thirds of the targeted savings by 2026. We continued to optimize our portfolio and global manufacturing footprint. In addition, we continue our deleveraging efforts, reducing our gross debt levels to $16.8 billion and net debt to $13.3 billion through cash flow, repayment and refinancing, and optimizing our working capital management. In response to our improved capital structure and stronger underlying performance, our credit ratings were upgraded by one level at three credit ratings agencies in 2025.

2025 Annual Consolidated Results

Revenues in 2025 were $17,258 million, an increase of 4% in U.S. dollars, or 3%, in local currency terms, compared to 2024. This increase was mainly due to higher revenues from our key innovative products AUSTEDO, AJOVY and UZEDY and from development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), partially offset by lower revenues from our International Markets segment due to the divestment of our business venture in Japan, from certain other innovative products across all our segments, lower proceeds from the sale of certain product rights, and from generic products in our Europe segment.

Exchange rate movements during 2025, net of hedging effects, positively impacted revenues by $152 million and negatively impacted both operating income and non-GAAP operating income by $48 million, each as compared to 2024.

Gross profit was $8,938 million in 2025, an increase of 11% compared to 2024. Gross profit margin was 51.8% in 2025, compared to 48.7% in 2024. Non-GAAP gross profit was $9,647 million in 2025, an increase of 9% compared to 2024. Non-GAAP gross profit margin was 55.9% in 2025, compared to 53.3% in 2024. This increase in both gross profit margin and non-GAAP gross margin was mainly due to a favorable mix of products, primarily driven by higher revenues from AUSTEDO, and development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), partially offset by lower proceeds from the sale of certain product rights.

Research and Development (R&D) expenses, net in 2025 were $1,013 million, an increase of 2% compared to $998 million in 2024. Our higher R&D expenses, net in 2025 compared to 2024, were mainly due to an increase in immunology and in immuno-oncology, as well as in neuroscience (mainly neurodegeneration), partially offset by the non-recurrence of milestone payments related to certain biosimilar projects and lower expenses related to generics projects.

Selling and Marketing (S&M) expenses in 2025 were $2,686 million, an increase of 6% compared to 2024. This increase was mainly to support revenue growth in our innovative portfolio, primarily AUSTEDO, and due to a negative impact from exchange rate fluctuations.

General and Administrative (G&A) expenses in 2025 were $1,287 million, an increase of 11% compared to 2024. This increase was mainly due to costs related to optimization activities of our global organization and operations in connection with our Transformation programs, as well as a negative impact from exchange rate fluctuations.

Operating Income was $2,157 million in 2025, compared to an operating loss of $303 million in 2024. Operating Income as a percentage of revenues was 12.5% in 2025, compared to an operating loss as a percentage of revenues of 1.8% in 2024. This change was mainly due to the goodwill impairment charges incurred in 2024, and in 2025, due to lower other asset impairment, restructuring and other items, as well as higher gross profit and lower legal settlements and loss contingencies in 2025. Non-GAAP operating income was $4,905 million in 2025, or 28.4% of revenues compared to $4,329 million, or 26.2% of revenues in 2024. The increase in non-GAAP operating margin was mainly affected by higher non-GAAP gross profit margin, as discussed above.

In 2025, financial expenses, net were $934 million, compared to $981 million in 2024. Financial expenses in 2025 were mainly comprised of net-interest expenses of $824 million. Financial expenses in 2024 were mainly comprised of net-interest expenses of $915 million.

In 2025, we recognized a tax benefit of $180 million on a pre-tax income of $1,223 million. In 2024, we recognized a tax expense of $676 million on a pre-tax loss of $1,284 million. Our effective tax rate for 2025 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non‐Israeli subsidiaries that have tax rates different than Teva’s average tax rate, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and net deferred tax benefits from intellectual property related integration plans.

Non-GAAP tax rate for 2025 was 15.8%, compared to 15.3% in 2024. Our non-GAAP tax rate for 2025 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non‐Israeli subsidiaries that have tax rates different than Teva’s average tax rate, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and net deferred tax benefits from intellectual property related integration plans.

Net income attributable to Teva and diluted earnings per share in 2025 were $1,410 million and $1.21, respectively, compared to net loss attributable to Teva and loss per share of $1,639 million and $1.45, in 2024. This change was mainly due to the changes in operating income and income taxes, as discussed above, partially offset by net loss attributable to non-controlling interests in 2024. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2025 were $3,411 million and $2.93, respectively, compared to $2,860 million and $2.49 in 2024.

Adjusted EBITDA was $5,305 million in 2025, compared to $4,781 million in 2024.

As of December 31, 2025 and 2024, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,184 million and 1,174 million, respectively.

Non-GAAP information: non-GAAP adjustments for non-GAAP net income attributable to Teva and non-GAAP diluted EPS in 2025 were $2,001 million and consisted of the following adjustments:

  Amortization of purchased intangible assets totaling $581 million, of which $541 million is included in cost of goods sold and the remaining $40 million in S&M expenses;
  Legal settlements and loss contingencies of $473 million;
  Impairment of long-lived assets of $1,029 million;
  Restructuring expenses of $225 million;
  Equity compensation expenses of $157 million;
  Contingent consideration expenses of $54 million;
  Loss on sale of business of $22 million;
  Accelerated depreciation of $21 million;
  Financial expenses of $69 million;
  Items attributable to non-controlling interests of $2 million;
  Other non-GAAP items of $186 million; and
  Corresponding tax effects and unusual tax items of $819 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2025 was $1,649 million, compared to $1,247 million in 2024. The increase in 2025 resulted mainly from development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), partially offset by higher legal settlement payments. Net changes in working capital items were neutral.

During 2025, we generated free cash flow of $2,396 million, which we define as comprising $1,649 million in cash flow generated from operating activities, $1,214 million in beneficial interest collected in exchange for securitized accounts receivable (under our EU securitization program) and $34 million proceeds from divestitures of businesses and other assets, partially offset by $501 million in cash used for capital investments. During 2024, we generated free cash flow of $2,068 million, which we define as comprising $1,247 million in cash flow generated from operating activities, $1,291 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $43 million in proceeds from divestitures of businesses and other assets, partially offset by $498 million in cash used for capital investments and $15 million in cash used for acquisition of businesses, net of cash acquired. The increase in 2025 resulted mainly from higher cash flow generated from operating activities.

As of December 31, 2025, our debt was $16,807 million, compared to $17,783 million as of December 31, 2024. This decrease was mainly due to repayment at maturity of $1,812 million of our senior notes, partially offset by an increase of $803 million due to exchange rate fluctuations. The portion of total debt classified as short-term as of December 31, 2025 was 11%, compared to 10% as of December 31, 2024. Our average debt maturity was approximately 5.6 years as of December 31, 2025, compared to 5.5 years as of December 31, 2024.

Fourth Quarter 2025 Consolidated Results

Revenues in the fourth quarter of 2025 were $4,711 million, an increase of 11% in U.S. dollars or 9% in local currency terms, compared to the fourth quarter of 2024. This increase was mainly due to development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A) and from higher revenues from our key innovative products, primarily AUSTEDO, partially offset by lower proceeds from the sale of certain product rights and lower revenues from our International Markets segment due to the divestment of our business venture in Japan.

Exchange rate movements during the fourth quarter of 2025, net of hedging effects, positively impacted revenues by $99 million and negatively impacted both operating income and non-GAAP operating income by $18 million, each as compared to the fourth quarter of 2024.

Gross profit in the fourth quarter of 2025 was $2,656 million, an increase of 25% compared to $2,120 million in the fourth quarter of 2024. Gross profit margin was 56.4% in the fourth quarter of 2025, compared to 50.1% in the fourth quarter of 2024. Non-GAAP gross profit was $2,840 million in the fourth quarter of 2025, an increase of 22%, compared to $2,319 million in the fourth quarter of 2024. Non-GAAP gross profit margin was 60.3% in the fourth quarter of 2025, compared to 54.8% in the fourth quarter of 2024. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to the development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), and a favorable mix of products, primarily driven by higher revenues from AUSTEDO, partially offset by lower proceeds from the sale of certain product rights.

Research and Development (R&D) expenses, net in the fourth quarter of 2025 were $267 million, an increase of 8% compared to $248 million in the fourth quarter of 2024. Our higher R&D expenses, net in the fourth quarter of 2025, were mainly due to an increase in our late-stage innovative pipeline in immunology, partially offset by a decline in our late-stage innovative pipeline in neuroscience, the non-recurrence of milestone payments related to certain biosimilar projects, as well as lower expenses related to generics projects.

Selling and Marketing (S&M) expenses in the fourth quarter of 2025 were $753 million, an increase of 16% compared to the fourth quarter of 2024. This increase was mainly to support revenue growth in our innovative portfolio, primarily AUSTEDO, and due to a negative impact from exchange rate fluctuations.

General and Administrative (G&A) expenses in the fourth quarter of 2025 were $367 million, an increase of 22% compared to the fourth quarter of 2024. This increase was mainly due to costs related to optimization activities of Teva’s global organization and operations in connection with Teva’s Transformation programs, as well as a negative impact from exchange rate fluctuations.

Operating income in the fourth quarter of 2025 was $300 million, compared to an operating loss of $29 million in the fourth quarter of 2024. Operating income as a percentage of revenues was 6.4% in the fourth quarter of 2025, compared to an operating loss as a percentage of revenues of 0.7% in the fourth quarter of 2024. This increase was mainly due to higher gross profit, as well as goodwill impairment charges in the fourth quarter of 2024, partially offset by higher charges related to other assets impairment, restructuring and other items. Non-GAAP operating income in the fourth quarter of 2025 was $1,532 million representing a non-GAAP operating margin of 32.5%, compared to non-GAAP operating income of $1,168 million representing a non-GAAP operating margin of 27.6% in the fourth quarter of 2024. The increase in non-GAAP operating margin in the fourth quarter of 2025 was due to an increase in non-GAAP gross profit margin, as discussed above.

Financial expenses, net in the fourth quarter of 2025 were $220 million, mainly comprised of net-interest expenses of $200 million. In the fourth quarter of 2024, financial expenses, net were $218 million, mainly comprised of net-interest expenses of $224 million.

In the fourth quarter of 2025, we recognized a tax benefit of $389 million, on a pre-tax income of $80 million. In the fourth quarter of 2024, we recognized a tax expense of $29 million, on a pre-tax loss of $247 million. Our effective tax rate for the fourth quarter of 2025 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non‐Israeli subsidiaries that have tax rates different than Teva’s average tax rate, adjustments to valuation allowances on deferred tax assets, net deferred tax benefits from intellectual property related integration plans and adjustments to uncertain tax positions.

Non-GAAP tax rate in the fourth quarter of 2025 was 15.5%, compared to 14.8% in the fourth quarter of 2024. Our non-GAAP tax rate in the fourth quarter of 2025 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non‐Israeli subsidiaries that have tax rates different than Teva’s average tax rate, adjustments to valuation allowances on deferred tax assets, net deferred tax benefits from intellectual property related integration plans and adjustments to uncertain tax positions.

Net income attributable to Teva and diluted earnings per share in the fourth quarter of 2025 were $480 million and $0.41, respectively, compared to net loss attributable to Teva and diluted loss per share of $217 million and $0.19, respectively, in the fourth quarter of 2024. This change was mainly due to higher gross profit and tax benefits as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the fourth quarter of 2025 were $1,130 million and $0.96, respectively, compared to $816 million and $0.71, respectively, in the fourth quarter of 2024.

Adjusted EBITDA was $1,637 million in the fourth quarter of 2025, an increase of 28%, compared to $1,282 million in the fourth quarter of 2024.

Non-GAAP information: non-GAAP adjustments for non-GAAP net income attributable to Teva and non-GAAP diluted EPS in the fourth quarter of 2025 were $649 million and consisted of the following adjustments:

  Amortization of purchased intangible assets of $145 million, of which $135 million is included in cost of sales and the remaining $10 million in S&M expenses;
  Impairment of long-lived assets in amount of $773 million;
  Legal settlements and loss contingencies of $164 million;
  Contingent consideration expenses of $8 million;
  Equity compensation expenses of $51 million;
  Restructuring expenses of $29 million;
  Loss on sale of business of $4 million;
  Accelerated depreciation of $9 million;
  Financial expenses of $11 million;
  Other non-GAAP items of $49 million; and
  Corresponding tax effects and unusual tax items of $594 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the fourth quarter of 2025 was $1,158 million, compared to $575 million in the fourth quarter of 2024. The higher cash flow generated from operating activities in the fourth quarter of 2025 resulted mainly from development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), as well as improvements in our net working capital, specifically accounts payable.

During the fourth quarter of 2025, we generated free cash flow of $1,298 million, which we define as comprising $1,158 million in cash flow generated from operating activities, $282 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), partially offset by $142 million in cash used for capital investment. During the fourth quarter of 2024, we generated free cash flow of $790 million, which we define as comprising $575 million in cash flow generated from operating activities, $340 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $4 million proceeds from divestitures of businesses and other assets, partially offset by $129 million in cash used for capital investment. This increase resulted mainly from higher cash flow generated from operating activities.

Segment Results for the Fourth Quarter of 2025

United States Segment

The following table presents revenues, expenses and profit for our United States segment for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$2,643	100%	$1,975	100%
Cost of sales	820	31.0%	877	44.4%
Gross profit	1,823	69.0%	1,097	55.6%
R&D expenses	166	6.3%	158	8.0%
S&M expenses	341	12.9%	260	13.2%
G&A expenses	135	5.1%	109	5.5%
Other	§	§	1	§
Segment profit*	$1,181	44.7%	$569	28.8%

*Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the fourth quarter of 2025 were $2,643 million, an increase of $668 million, or 34%, compared to the fourth quarter of 2024. This increase was mainly due to the development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), and higher revenues from our key innovative products, primarily AUSTEDO.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)

Generic products (including biosimilars)	$673	$674	§
AJOVY	105	63	68%
AUSTEDO	725	518	40%
BENDEKA®and TREANDA®	35	41	(14%)
COPAXONE®	77	63	22%
UZEDY	55	43	28%
Anda	366	402	(9%)
Other*	608	171	255%
Total	$2,643	$1,975	34%

§ Represents an amount less than 0.5%.
*Other revenues in the fourth quarter of 2025 were mainly comprised of development milestone payments of $500 million received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A). Other revenues in the fourth quarter of 2024 include the sale of certain product rights.

Generic products (including biosimilars) revenues in our United States segment in the fourth quarter of 2025 were $673 million, flat compared to the fourth quarter of 2024.

Among the most significant generic products we sold in the United States in the fourth quarter of 2025 were Truxima® (the biosimilar to Rituxan®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®) and Fidaxomicin tablets (the generic equivalent of Dificid®). In the fourth quarter of 2025, our total prescriptions were approximately 254 million (based on trailing twelve months), representing 6.5% of total U.S. generic prescriptions, compared to approximately 283 million (based on trailing twelve months), representing 7.4% of total U.S. generic prescriptions in the fourth quarter of 2024, all according to IQVIA data.

AJOVY revenues in our United States segment in the fourth quarter of 2025 were $105 million, an increase of 68% compared to the fourth quarter of 2024, mainly due to growth in volume. In the fourth quarter of 2025, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 33.3% out of subcutaneous injectable anti-CGRP class, compared to 29.6% in the fourth quarter of 2024.

AUSTEDO revenues (which include AUSTEDO XR®) in our United States segment in the fourth quarter of 2025 were $725 million, an increase of 40%, compared to $518 million in the fourth quarter of 2024. This increase was mainly due to growth in volume and a reduction in sales allowances.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in 18 mg dose in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

During 2025, Teva and the Centers for Medicare and Medicaid Services (“CMS”) negotiated a maximum fair price for AUSTEDO and AUSTEDO XR, based on CMS’s list of prescription medicines selected for price-setting discussions, in which they were originally included. The agreement was announced by the CMS in November 2025. The revised prices set by the U.S. Government will become effective on January 1, 2027 and will apply to eligible Medicare patients.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the fourth quarter of 2025 were $55 million, an increase of 28% compared to the fourth quarter of 2024, mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our United States segment in the fourth quarter of 2025 were $35 million, a decrease of 14% compared to the fourth quarter of 2024, mainly due to competition from alternative therapies, as well as from generic bendamustine products.

COPAXONE revenues in our United States segment in the fourth quarter of 2025 were $77 million, an increase of 22% compared to the fourth quarter of 2024, mainly due to reduction in sales allowances, partially offset by lower volumes.

Anda revenues from third-party products in our United States segment in the fourth quarter of 2025 were $366 million, a decrease of 9%, compared to $402 million in the fourth quarter of 2024. This decrease was mainly due to lower volumes. Anda, our distribution business in the United States, distributes generic and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. For information on a change to our reporting segments commencing January 1, 2026, see below under “Post-quarter Developments.”

United States Gross Profit

Gross profit from our United States segment in the fourth quarter of 2025 was $1,823 million, an increase of 66%, compared to $1,097 million in the fourth quarter of 2024.

Gross profit margin for our United States segment in the fourth quarter of 2025 increased to 69.0%, compared to 55.6% in the fourth quarter of 2024. This increase was mainly due to the development milestone payments received in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A), and a favorable mix of products primarily driven by higher revenues from AUSTEDO.

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the fourth quarter of 2025 was $1,181 million, an increase of 108% compared to $569 million in the fourth quarter of 2024. This increase was mainly due to higher gross profit, as discussed above.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,314	100%	$1,353	100%
Cost of sales	606	46.1%	561	41.4%
Gross profit	708	53.9%	792	58.6%
R&D expenses	65	5.0%	56	4.2%
S&M expenses	250	19.0%	221	16.3%
G&A expenses	84	6.4%	75	5.6%
Other	1	§	2	§
Segment profit*	$308	23.4%	$438	32.4%

*Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the fourth quarter of 2025 were $1,314 million, a decrease of 3%, or $39 million, compared to the fourth quarter of 2024. In local currency terms, revenues decreased by 10% compared to the fourth quarter of 2024, mainly due to lower proceeds from the sale of certain product rights, lower revenues from generic and OTC products and COPAXONE, partially offset by higher revenues from AJOVY.

In the fourth quarter of 2025, revenues were positively impacted by exchange rate fluctuations of $90 million, net of hedging effects, compared to the fourth quarter of 2024. Revenues in the fourth quarter of 2025 included a negligible hedging impact. Revenues in the fourth quarter of 2024 included $20 million from a positive hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$1,033	$979	5%
AJOVY	76	58	30%
COPAXONE	45	50	(9%)
Respiratory products	65	61	6%
Other*	96	205	(53%)
Total	$1,314	$1,353	(3%)
*Other revenues in the fourth quarter of 2025 and 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the fourth quarter of 2025, were $1,033 million, an increase of 5% compared to the fourth quarter of 2024. In local currency terms, revenues decreased by 4%, mainly due to lower volumes and price reductions as a result of market dynamics, and lower sales of seasonal OTC products, partially offset by higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the fourth quarter of 2025 increased by 30% to $76 million, compared to $58 million in the fourth quarter of 2024. In local currency terms revenues increased by 19% due to growth in volume.

COPAXONE revenues in our Europe segment in the fourth quarter of 2025 were $45 million, a decrease of 9% compared to the fourth quarter of 2024. In local currency terms revenues decreased by 17%, due to price reductions and lower volumes resulting from the availability of alternative therapies.

Respiratory products revenues in our Europe segment in the fourth quarter of 2025 were $65 million, an increase of 6% compared to the fourth quarter of 2024. In local currency terms, revenues decreased by 2%, mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2025 was $708 million, a decrease of 11% compared to $792 million in the fourth quarter of 2024.

Gross profit margin for our Europe segment in the fourth quarter of 2025 decreased to 53.9%, compared to 58.6% in the fourth quarter of 2024. This decrease was mainly due to lower proceeds from the sale of certain product rights, a negative impact from hedging activities and an unfavorable change in the mix of products.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the fourth quarter of 2025 was $308 million, a decrease of 30%, compared to $438 million in the fourth quarter of 2024. This decrease was mainly due to lower gross profit and higher operating expenses.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries.

The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets.

On March 31, 2025, we divested our Teva-Takeda business venture in Japan, which included generic products and legacy products. Since the establishment of the business venture and until the completion of its sale, Teva held 51% of the outstanding common stock of the business venture. On March 31, 2025, we deconsolidated the business venture from our financial statements.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,
	2025		2024
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$528	100%	$661	100%
Cost of sales	281	53.1%	315	47.7%
Gross profit	247	46.9%	346	52.3%
R&D expenses	27	5.2%	27	4.1%
S&M expenses	121	23.0%	137	20.7%
G&A expenses	40	7.6%	42	6.3%
Other	(11)	§	(1)	§
Segment profit*	$70	13.3%	$141	21.4%

*Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the fourth quarter of 2025 were $528 million, a decrease of 20% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2024. This decrease was mainly due to the divestment of our business venture in Japan, lower proceeds from the sale of certain product rights, as well as a negative hedging impact, partially offset by higher revenues from generic products in other markets and AJOVY.

In the fourth quarter of 2025, revenues were positively impacted by exchange rate fluctuations of $2 million, net of hedging effects, compared to the fourth quarter of 2024. Revenues in the fourth quarter of 2025 included $14 million from a negative hedging impact, compared to a positive hedging impact of $13 million in the fourth quarter of 2024, which are included in “Other” in the table below.

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2025 and 2024:

	Three months ended December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$422	$497	(15%)
AJOVY	30	22	40%
AUSTEDO	9	7	29%
COPAXONE	6	9	(31%)
Other*	60	126	(52%)
Total	$528	$661	(20%)

*Other revenues in the fourth quarter of 2025 and 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $422 million in the fourth quarter of 2025, a decrease of 15% in U.S. dollars or 20% in local currency terms, compared to the fourth quarter of 2024, mainly due to the divestment of our business venture in Japan, partially offset by higher revenues in other markets.

AJOVY revenues in our International Markets segment in the fourth quarter of 2025 were $30 million, compared to $22 million in the fourth quarter of 2024. In local currency terms, revenues increased by 35%, mainly due to growth in volume.

AUSTEDO revenues in our International Markets segment in the fourth quarter of 2025 were $9 million compared to $7 million in the fourth quarter of 2024. In local currency terms, revenues increased by 21%. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. In April 2025, AUSTEDO received marketing authorization in South Korea. We continue to evaluate additional submissions in various other markets.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2025 were $6 million compared to $9 million in the fourth quarter of 2024.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2025 was $247 million, a decrease of 28% compared to $346 million in the fourth quarter of 2024.

Gross profit margin for our International Markets segment in the fourth quarter of 2025 decreased to 46.9%, compared to 52.3% in the fourth quarter of 2024. This decrease was mainly due to lower proceeds from the sale of certain product rights and a negative hedging impact, partially offset by price increases due to inflationary pressures in certain markets and a favorable mix of products.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the fourth quarter of 2025 was $70 million, a decrease of 50%, compared to $141 million in the fourth quarter of 2024. This decrease was mainly due to lower proceeds from the sale of certain product rights, a negative hedging impact, as well as the divestment of our business venture in Japan.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above. For information on a change to our reporting segments commencing January 1, 2026, see below under “Post Quarter Developments.”

Revenues from other activities in the fourth quarter of 2025 were $226 million, a decrease of 6% in U.S. dollars, or 9% in local currency terms, compared to the fourth quarter of 2024, mainly due to a decrease in revenues from contract manufacturing services.

API sales to third parties in the fourth quarter of 2025 were $136 million, a decrease of 4% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2024.

Post Quarter Developments

To align with Teva's Pivot to Growth strategy, commencing January 1, 2026, Anda will no longer be reported under Teva's United States segment. This shift will allow the United States segment to continue to manage its entire product portfolio in the region, while strengthening focus on its biopharmaceutical business, growth engines and innovation. As a result, from that date, Anda will be reported as part of the Company’s Other Activities.

In January 2026, we announced a funding agreement to accelerate the development of anti-IL-15 (TEV-‘408) for vitiligo with Royalty Pharma; in addition, Teva and Abingworth signed an amendment to the development funding agreement to increase the total development funding by an additional $50 million for DARI (ICS-SABA).

2026 Financial Outlook

$ billions, except diluted EPS or as noted	2026 Outlook
Revenues	16.4 - 16.8
AUSTEDO ($m)	2,400 - 2,550
AJOVY ($m)	750 - 790
UZEDY ($m)	250 - 280
Operating Income*	4.55-4.8
Adjusted EBITDA*	5.0-5.3
Finance Expenses* ($m)	~800
Tax Rate*	16% - 19%
Diluted EPS* ($)	2.57 - 2.77
Free Cash Flow*	2.0 - 2.4
CAPEX	0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income	1,177M shares

*Certain items above are non-GAAP financial measures. For more information, see “Non-GAAP Financial Measures” below. Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Annual Report on Form 10-K

Teva's Annual Report on Form 10-K for the year ended December 31, 2025, which will be filed with the SEC, will be available on Teva’s website: http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, January 28, 2026 at 8:00 a.m. ET to discuss its fourth quarter of 2025 and annual 2025 financial results and overall business environment.

A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.
A live webcast of the call will be available on Teva's website at: https://ir.tevapharm.com/Events-and-Presentations.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is transforming into a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance and, to compare our results against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing the most comparable forward-looking GAAP measures for non-GAAP metrics included in our financial outlook or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. These forward-looking statements include statements concerning our plans, strategies, objectives, future performance and financial and operating targets, and any other information that is not historical information. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” "outlook" and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products in a timely manner; intense competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize our innovative medicines and biosimilar portfolio, whether organically or through business development, to sustain and focus our portfolio of generic medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto, and our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and any effects of such developments on sales of our products and the pricing and availability of our raw materials; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks, as well as risks and uncertainties related to the adoption of artificial intelligence technologies, and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, prolonged government shutdowns, widespread outbreaks of major diseases and major hostilities or acts of terrorism, such as the ongoing conflicts between Russia and Ukraine and in the Middle East; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory requirements, the effects of regulatory uncertainty and changes and the results of increased regulatory oversight, including expenditures required to ensure compliance with research, production and quality control regulations and remedial actions taken to address product issues, such as delayed product launches, product recalls, and facility shutdowns; the effects of governmental, regulatory and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and related reductions in pharmaceutical pricing, reimbursement and coverage, including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which will likely reduce the number of insured in Medicaid and Health Insurance Exchange markets, which may alter utilization patterns and shift negotiating leverage among payors, U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid by Americans for prescription medicines, including Most-Favored-Nation pricing; legal and regulatory actions in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; significant product liability claims; claims brought by regulatory agencies; failure to comply with complex Medicare, Medicaid and other governmental programs’ reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks and changes in governmental, investor and societal responses to climate change and sustainability related issues;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; impairments of our long-lived assets; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; and the impact of any failure to maintain effective internal control over our financial reporting;

and other factors discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2024, including in the section captioned "Risk Factors” and in other periodic reports we subsequently file with the SEC available on the SEC’s website: http://www.sec.gov. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward‐looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
Unaudited

		Three months ended		Year ended
		December 31,		December 31,
		2025	2024	2025	2024
Net revenues		4,711	4,229	17,258	16,544
Cost of sales		2,056	2,109	8,320	8,481
Gross profit		2,656	2,120	8,938	8,064
Research and development expenses		267	248	1,013	998
Selling and marketing expenses		753	650	2,686	2,541
General and administrative expenses		367	302	1,287	1,161
Intangible assets impairments		32	81	259	251
Goodwill impairment		-	280	-	1,280
Other asset impairments, restructuring and other items....................................................		778	457	1,050	1,388
Legal settlements and loss contingencies...........................................................................		155	123	467	761
Other (income) loss ............................................................................................................		3	8	18	(14)
Operating income (loss)		300	(29)	2,157	(303)
Financial expenses, net		220	218	934	981
Income (loss) before income taxes		80	(247)	1,223	(1,284)
Income taxes (benefit).....................................................................................		(389)	29	(180)	676
Share in (profits) losses of associated companies, net		(11)	(1)	(15)	(1)
Net income (loss)		481	(275)	1,418	(1,959)
Net income (loss) attributable to non-controlling interests		§	(58)	7	(320)
Net income (loss) attributable to Teva		480	(217)	1,410	(1,639)

Earnings (loss) per share attributable to Teva:	Basic ($)	0.42	(0.19)	1.23	(1.45)
	Diluted ($)	0.41	(0.19)	1.21	(1.45)
Weighted average number of shares (in millions):	Basic	1,149	1,133	1,145	1,131
	Diluted	1,173	1,133	1,163	1,131

Non-GAAP net income attributable to Teva for diluted earnings per share:*		1,130	816	3,411	2,860

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.96	0.71	2.93	2.49

Non-GAAP average number of shares (in millions):	Diluted	1,173	1,157	1,163	1,150

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
Audited

	December 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	3,556	3,300
Accounts receivables, net of allowance for credit losses of $81 million and $78 million as of December 31, 2025 and December 31, 2024	3,709	3,059
Inventories	3,179	3,007
Prepaid expenses	1,122	1,006
Other current assets	539	409
Assets held for sale	1,842	1,771
Total current assets	13,946	12,552
Deferred income taxes	2,191	1,799
Other non-current assets	405	462
Property, plant and equipment, net	4,080	4,581
Operating lease right-of-use assets	345	367
Identifiable intangible assets, net	3,781	4,418
Goodwill	16,000	15,147
Total assets	40,748	39,326

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,820	1,781
Sales reserves and allowances	4,143	3,678
Trade payables	2,531	2,203
Employee-related obligations	739	624
Accrued expenses	2,687	2,792
Other current liabilities	1,182	1,020
Liabilities held for sale	354	698
Total current liabilities	13,456	12,796

Long-term liabilities:
Deferred income taxes	296	483
Other taxes and long-term liabilities	3,808	4,028
Senior notes and loans	14,986	16,002
Operating lease liabilities	288	296
Total long-term liabilities	19,379	20,809
Redeemable non-controlling interests	-	340

Equity:
Teva shareholders’ equity:	7,910	5,373
Non-controlling interests.......................................................	4	7
Total equity	7,914	5,380
Total liabilities and equity	40,748	39,326

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
Unaudited

Year ended				Three months ended
December 31,				December 31,
2025			2024	2025	2024

Operating activities:	(Audited)		(Audited)	Unaudited	Unaudited
Net income (loss)...........................................................................................	1,418	—	(1,959)	$480	$(275)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairment of goodwil	-		1,280	-	280
Impairment of long-lived assets and assets held for sale...........	1,028		1,275	773	517
Depreciation and amortization.......................................................................	1,002		1,059	260	269
Net change in operating assets and liabilities...............................................	(1,366)		(435)	181	(246)
Deferred income taxes — net and uncertain tax positions.........................	(671)		(634)	(595)	32
Stock-based compensation.............................................................................	157		123	51	34
Net loss (gain) from sale of business and long-lived assets	-		(22)	-	-
Other items,net* .....................................................................................................	81		560	8	(37)
Net cash provided by (used in) operating activities.......................................................................................	1,649		1,247	1,158	575

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	1,214		1,291	282	340
Purchases of property, plant and equipment and intangible assets.............	(501)		(498)	(142)	(129)
Proceeds from sale of business and long lived assets.................................	34		43	-	4
Purchases of investments and other assets...................................................	(57)		(71)	(17)	(15)
Proceeds from sale of investments...............................................................	42		40	41	-
Acquisitions of businesses, net of cash acquired ........................................	-		(15)	-	-
Other investing activities................................................................................	5		2	1	2
Net cash provided by (used in) investing activities...............................	737		792	165	202

Financing activities:
Repayment of senior notes and loans and other long term liabilities........	(4,112)		(1,641)	-	(685)
Proceeds from senior notes, net of issuance costs.....................................	2,298		-	-	-
Purchase of shares from redeemable and non-redeemable non-controlling interests	(38)		(64)	-	-
Dividends paid to redeemable and non-redeemable non-controlling interests	(340)		(78)	-	-
Other financing activities...............................................................................	41		(8)	40	10
Net cash provided by (used in) financing activities..............................	(2,151)		(1,791)	40	675
Translation adjustment on cash, cash equivalents and restricted cash	21		(174)	(10)	(121)
Net change in cash, cash equivalents and restricted cash	$256		$74	$1,353	$(19)
Balance of cash, cash equivalents and restricted cash at beginning of year	3,300		3,227	2,203	3,319
Balance of cash, cash equivalents and restricted cash at end of year	3,556		3,300	3,556	3,300

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	3,556		3,300	3,556	3,300
Restricted cash included in other current assets	-		-	-	-
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	3,556		3,300	3,556	3,300

*"Other items, net" in the year ended December 31, 2024 includes mainly amounts related to an agreement with the Israeli Tax Authorities.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva
	Unaudited
			Three months ended			Year ended
			December 31,			December 31,
($ in millions except per share amounts)			2025	2024		2025	2024
Net income (Loss) attributable to Teva		($)	480	(217)	($)	1,410	(1,639)
Increase (decrease) for excluded items:
	Amortization of purchased intangible assets		145	144		581	588
	Legal settlements and loss contingencies(1)		164	123		473	761
	Goodwill impairment(2)		-	280		-	1,280
	Impairment of long-lived assets(3)		773	517		1,029	1,275
	Restructuring costs(4)		29	22		225	74
	Equity compensation		51	34		157	123
	Contingent consideration(5)		8	(2)		54	303
	Loss (Gain) on sale of business		4	6		22	(15)
	Accelerated depreciation		9	5		21	13
	Financial expenses		11	13		69	49
	Items attributable to non-controlling interests(3)		-	(63)		2	(339)
	Other non-GAAP items(6)		49	67		186	229
	Corresponding tax effects and unusual tax items(7)		(594)	(114)		(819)	157
Non-GAAP net income attributable to Teva		($)	1,130	816	($)	3,411	2,860
Non-GAAP tax rate(8)			15.5%	14.8%		15.8%	15.3%
GAAP diluted earnings (loss) per share attributable to Teva		($)	0.41	(0.19)	($)	1.21	(1.45)
EPS difference(9)			0.55	0.90		1.72	3.94
Non-GAAP diluted EPS attributable to Teva(9)		($)	0.96	0.71	($)	2.93	2.49
Non-GAAP average number of shares (in millions)(9)			1,173	1,157		1,163	1,150

(1)	For the forth quarter of 2025, adjustments of legal settlements and loss contingencies mainly consisted of $81 million related to the provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments), an update of $56 million related to the provision recorded for the carvedilol patent litigation. Adjustments for legal settlements and loss contingencies in 2025 were mainly related to an update to the estimated settlement provision of $220 million for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments), an update of $56 million related to the provision recorded for the carvedilol patent litigation, an update of $55 million related to the estimated provision recorded for the claims brought by attorneys general representing states and territories throughout the United States in the generic drug antitrust litigation, as well as a provision of $35 million recorded for the antitrust litigation related to QVAR. Adjustments for legal settlements and loss contingencies in 2024 were mainly related to legal expenses of $357 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and an update to the estimated settlement provision of $278 million for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore).
(2)	During the fourth quarter of 2024 a goodwill impairment charge of $280 million was recorded related to our API reporting unit. During the year ended December 31, 2024 goodwill impairment charges of $1,280 million were recorded related to our API reporting unit.
(3)	Adjustments for impairment of long-lived assets in the fourth quarter of 2025 primarily consisted of $726 million impairment charge in connection with manufacturing facility in Europe. Adjustments for impairment of long-lived assets and items attributable to non-controlling interests, in the fourth quarter of 2024 primarily consisted of $129 million and $63 million, respectively, related to the classification of the business venture in Japan as held for sale. In addition, in the fourth quarter of 2024 we recognized an impairment of $275 million related to the classification of our API business (including its R&D, manufacturing and commercial activities) as held for sale. Adjustments for impairment of long-lived assets in 2025 were mainly related to a $726 million impairment charge in connection with manufacturing facility in Europe. Adjustments for impairment of long-lived assets and items attributable to non-controlling interests in 2024 primarily consisted of $715 million and $342 million, respectively, related to the classification of our business venture in Japan as held for sale. In addition, in 2024 we recognized an impairment of $275 million related to the classification of our API business (including its R&D, manufacturing and commercial activities) as held for sale.
(4)	In 2025, Teva recorded $225 million of restructuring expenses primarily related to optimization activities in connection with Teva's Transformation programs related to Teva’s global organization and operations, mainly through headcount reduction.
(5)	Adjustments in 2024 primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®) of $270 million.
(6)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(7)	Adjustments for corresponding tax effects and unusual tax items in the fourth quarter and year ended december 2025 include an income tax item in an amount of $246 million related to a valuation allowance release in the U.S. Adjustments for corresponding tax effects and unusual tax items in 2024 include a tax item in an amount of $495 million related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020.
(8)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(9)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit (loss) to Non-GAAP gross profit (loss)
Unaudited

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2025	2024		2025	2024
GAAP gross profit	($)	2,656	2,120	($)	8,938	8,064
GAAP gross profit margin		56.4%	50.1%		51.8%	48.7%
Increase (decrease) for excluded items:(1)
Amortization of purchased intangible assets		135	135		541	543
Costs related to regulatory actions taken in facilities		5	3		6	8
Equity compensation		7	5		24	23
Accelerated Depreciation		9	5		20	13
Other non-GAAP items		28	51		117	164
Non-GAAP gross profit	($)	2,840	2,319	($)	9,647	8,814
Non-GAAP gross profit margin(2)		60.3%	54.8%		55.9%	53.3%

(1)For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2)Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of net income (loss) to adjusted EBITDA
	Unaudited
	Three months ended		Year ended,
	December 31,		December 31,
($ in millions)	2025	2024	2025	2024
Net income (loss)	$481	(275)	$1,418	(1,959)
Increase (decrease) for excluded items:(1)
Financial expenses	220	218	934	981
Income taxes	(389)	29	(180)	676
Share in profits (losses) of associated companies –net	(11)	(1)	(15)	(1)
Depreciation	114	119	421	465
Amortization	145	144	581	588
EBITDA	560	235	3,159	750
Legal settlements and loss contingencies	164	123	473	761
Goodwill impairment	-	280	-	1,280
Impairment of long lived assets	773	517	1,029	1,275
Restructuring costs	29	22	225	74
Equity compensation	51	34	157	123
Contingent consideration	8	(2)	54	303
Loss (Gain) on sale of Business	-	6	-	(15)
Other non-GAAP items	53	67	208	229
Adjusted EBITDA	$1,637	1,282	$5,305	4,781

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
Unaudited
		Three months ended			Year ended,
		December 31,			December 31,
($ in millions)		2025	2024		2025	2024
Operating income (loss)	($)	300	(29)	($)	2,157	(303)
Operating margin		6.4%	(0.7%)		12.5%	(1.8%)
Increase (decrease) for excluded items:(1)
Amortization of purchased intangible assets		145	144		581	588
Legal settlements and loss contingencies		164	123		473	761
Goodwill impairment		-	280		-	1,280
Impairment of long-lived assets		773	517		1,029	1,275
Restructuring costs		29	22		225	74
Equity compensation		51	34		157	123
Contingent consideration		8	(2)		54	303
Loss (gain) on sale of business		4	6		22	(15)
Accelerated depreciation		9	5		21	13
Other non-GAAP items		49	67		186	229
Non-GAAP operating income (loss)	($)	1,532	1,168	($)	4,905	4,329
Non-GAAP operating margin(2)	($)	32.5%	27.6%	($)	28.4%	26.2%

(1)For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2)Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Segment Information
Unaudited

	United States		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2025	2024	2025	2024	2025	2024
	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$2,643	$1,975	$1,314	$1,353	$528	$661
Cost of sales	820	877	606	561	281	315
Gross profit	1,823	1,097	708	792	247	346
R&D expenses	166	158	65	56	27	27
S&M expenses	341	260	250	221	121	137
G&A expenses	135	109	84	75	40	42
Other	§	1	1	2	(11)	(1)
Segment profit*	$1,181	$569	$308	$438	$70	$141

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Segment Information
Unaudited

	United States		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2025	2024	2025	2024	2025	2024
	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$9,186	$8,034	$5,040	$5,103	$2,162	$2,463
Cost of sales	3,568	3,646	2,293	2,197	1,116	1,229
Gross profit	5,618	4,388	2,747	2,905	1,046	1,235
R&D expenses	633	633	247	229	103	112
S&M expenses	1,172	1,049	902	826	475	534
G&A expenses	458	410	295	272	147	150
Other income	§	§	1	3	(14)	(2)
Segment profit	$3,356	$2,296	$1,303	$1,575	$336	$440

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
Unaudited
	Three months ended
	December 31,
	2025	2024

	(U.S.$ in millions)

United States profit	$1,181	$569
Europe profit	308	438
International Markets profit	70	141
Total reportable segment profit	1,559	1,148
Profit (loss) of other activities	(27)	19
Amounts not allocated to segments:
Amortization	145	144
Other asset impairments, restructuring and other items	778	458
Goodwill impairment	-	280
Intangible asset impairments	32	81
Legal settlements and loss contingencies	164	123
Other unallocated amounts	112	110
Consolidated operating income (loss)	300	(29)
Financial expenses - net	220	218
Consolidated income (loss) before income taxes	$80	$(247)

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
Unaudited
	Year ended
	December 31,
	2025	2024

	(U.S.$ in millions)

United States profit	$3,356	$2,296
Europe profit	1,303	1,575
International Markets profit	336	440
Total reportable segment profit	4,995	4,311
Profit (loss) of other activities	(90)	18
Amounts not allocated to segments:
Amortization	581	588
Other asset impairments, restructuring and other items	1,050	1,388
Goodwill impairment	-	1,280
Intangible asset impairments	259	251
Legal settlements and loss contingencies	473	761
Other unallocated amounts	384	364
Consolidated operating income (loss)	2,157	(303)
Financial expenses - net	934	981
Consolidated income (loss) before income taxes	$1,223	$(1,284)

Segment revenues by major products and activities
Unaudited

	Three months ended
	December 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$673	$674	§
AJOVY	105	63	68%
AUSTEDO	725	518	40%
BENDEKA/TREANDA	35	41	(14%)
COPAXONE	77	63	22%
UZEDY	55	43	28%
Anda	366	402	(9%)
Other*	608	171	255%
Total	2,643	1,975	34%

*Other revenues in the fourth quarter of 2025 were mainly comprised of development milestone payments of $500 million received in the fourth quarter of 2025, in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A). Other revenues in the fourth quarter of 2024 include the sale of certain product rights.

	Three months ended
	December 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
Europe segment
Generic products (including biosimilars)	$1,033	$979	5%
AJOVY	76	58	30%
COPAXONE	45	50	(9%)
Respiratory products	65	61	6%
Other*	96	205	(53%)
Total	1,314	1,353	(3%)

*Other revenues in the fourth quarter of 2025 and 2024 include the sale of certain product rights.

	Three months ended
	December 31,		Percentage Change
	2025	2024	2024-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including biosimilars)	$422	$497	(15%)
AJOVY	30	22	40%
AUSTEDO	9	7	29%
COPAXONE	6	9	(31%)
Other*	60	126	(52%)
Total	528	661	(20%)

*Other revenues in the fourth quarter of 2025 and 2024 include the sale of certain product rights.

Segment revenues by major products and activities
Audited

	Year ended
	December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$3,657	$3,599	2%
AJOVY	295	207	42%
AUSTEDO	2,217	1,642	35%
BENDEKA / TREANDA	147	168	(13%)
COPAXONE	255	242	6%
UZEDY	191	117	63%
Anda	1,496	1,536	(3%)
Other*	929	523	78%
Total	9,186	8,034	14%

* Other revenues in 2025 were mainly comprised of development milestone payments of $500 million received in the fourth quarter of 2025, in connection with the initiation of Phase 3 studies for duvakitug (anti-TL1A) (see note 2 to our consolidated financial statements). Other revenues in 2024 include the sale of certain product rights.

	Year ended
	December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
Europe segment
Generic products (including biosimilars)	$4,044	$3,926	3%
AJOVY	270	216	25%
COPAXONE	181	213	(15%)
Respiratory products	227	244	(7%)
Other*	319	504	(37%)
Total	5,040	5,103	(1%)

*Other revenues in 2025 and 2024 include the sale of certain product rights.

	Year ended
	December 31,		Percentage Change
	2025	2024	2025-2024
	(U.S.$ in millions)
International Markets segment
Generic products (including biosimilars)	$1,721	$1,937	(11%)
AJOVY	108	84	28%
Austedo	43	46	(6%)
COPAXONE	32	48	(34%)
Other*	259	349	(26%)
Total	2,162	2,463	(12%)

*Other revenues in 2025 and 2024 include the sale of certain product rights.

Free cash flow reconciliation
Unaudited

	Three months ended December 31,
	2025	2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	1,158	575
Beneficial interest collected in exchange for securitized account receivables	282	340
Purchases of property, plant and equipment and intangible assets	(142)	(129)
Proceeds from divestitures of businesses and other assets	-	4
Free cash flow	$1,298	$790

Free cash flow reconciliation
Audited

	Year ended December 31
	2025		2024

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	1,649		1,247
Beneficial interest collected in exchange for securitized account receivables	1,214		1,291
Purchases of property, plant and equipment and intangible assets	(501)		(498)
Acquisition of businesses, net of cash acquired	-		(15)
Proceeds from divestitures of businesses and other assets	34		43
Free cash flow	$2,396	-	$2,068

Net debt reconciliation
Audited

	Year ended December 31,
	2025		2024

	(U.S. $ in millions)

Short-term debt	1,820		1,781
Senior notes and loans	14,986		16,002
Total debt	16,807		17,783

Net of cash and cash equivalents	3,556		3,300

Net debt	$13,251	-	$14,482